Exhibit 10.30

Emerson Radio Consumer Products Corp. 85 Oxford Drive, Moonachie, NJ 07074 (973) 884-5800
Effective as of September 4, 2010 (the “Effective Date”)
Greenfield Pitts
212 East 48th Street
Apartment 3C
New York, NY 10017
RE: CONSULTING SERVICES
Dear Greenfield:
Your have informed Emerson Radio Corp. (“Emerson”) that, effective September 3, 2010, you are: (a) voluntarily resigning from your (i) positions as Executive Vice President and Chief Financial Officer of Emerson, (ii) position as a member of Emerson’s Board of Directors, and (iii) employment with Emerson; and (b) terminating the March 30, 2007 Offer of Employment from Emerson that you accepted on April 3, 2007 (the “Employment Agreement”).
This letter agreement (the “Agreement”), when signed by you, will confirm the agreement between you and Emerson relating to certain consulting services to be provided by you for Emerson following your resignation.
1.
Emerson has agreed to waive your obligation to provide ninety (90) days advance written notice of resignation and termination of the Employment Agreement. However, this Agreement is subject to you memorializing your voluntary resignation by signing and delivering the resignation letter in the form attached to this Agreement as Exhibit A (the “Resignation Letter”). Notwithstanding anything contained herein to the contrary, if the Resignation Letter is not signed by you and delivered to Emerson on or before September 3, 2010, this Agreement shall be void and of no force and effect.

2.
During the Consulting Period (as defined below), Emerson hereby engages you, and you hereby agree to serve, as an independent contractor to provide the Consulting Services (as described below) to Emerson. The Consulting Services shall consist of providing business and management advisory services to, and serving as a general resource with respect to business and management matters for, the Chief Executive Officer of Emerson (the “CEO”), as and when requested by the CEO (or the CEO’s nominee). It is hereby agreed that the level and types of Consulting Services contemplated by this Agreement shall be designated solely by Emerson management. The Consulting Services shall be provided by you on a non-exclusive basis. Accordingly, subject to your compliance with your obligations under this Agreement the Surviving Employment Agreement Provisions (as defined below) and the Covenants Agreement (as defined below), nothing in this Agreement shall restrict your right to become employed by or engaged to perform services for, another Individual, entity or business enterprise during the Consulting Period.

3.
The Consulting Period shall commence on the Effective Date (as defined above) and, subject to earlier termination in accordance with Section 4 below, shall continue until September 3, 2011 (the “Expiration Date”).

4.
This Agreement and the Consulting Period shall automatically terminate on the Expiration Date. Further, It is understood and agreed that Emerson may terminate this Agreement and the Consulting Period at any time prior to the Expiration Date (Immediately upon notice to you). In the event of your (a) failure to satisfactorily perform the Consulting Services, (b) negligence in the performance of the Consulting Services, (c) breach of your obligations under this Agreement, the Surviving Employment Agreement Provisions, or the Covenants Agreement, (d) failure to comply with any of Emerson’s policies and/or procedures applicable to independent contractors, (e) inability to perform the Consulting Services due to your disability or death, (f) gross negligence or misconduct in the performance of the Consulting Services, (g) material breach of your obligations under this Agreement, the Surviving Employment Agreement Provisions or the Covenants Agreement that has or may reasonably be expected to have a material adverse effect on the reputation or Interests of Emerson, (h) material failure to comply with any of Emerson’s policies and/or procedures applicable to Independent contractors, (i) failure to comply with applicable laws and/or regulations with respect to Emerson operations or the performance of the Consulting Services, (j) dishonesty or other willful acts that are (or reasonably could be) detrimental to Emerson or its good will or damaging to its relationships with its customers, investors, suppliers, employees or agents, or (k) conviction of, or plea of guilty or no contest to, felony or any crime involving moral turpitude, dishonesty or theft.

Emerson Radio Consumer Products Corp. 85 Oxford Drive, Moonachie, NJ 07074 (973) 884-5800
5.
You shall devote your best efforts and abilities to the performance of the Consulting Services and the Consulting Services shall be performed by you in a first-class workman-like manner. You warrant and covenant that, in performing the Consulting Services you will strictly comply with the descriptions as to the requirements of the Consulting Services as designated by Emerson’s management and shall perform only such services as a specifically requested by the CEO or the CEO’s nominee.

6.
Unless other wise required from time to time upon notice to you by the CEO (or the CEO’s nominee), the Consulting Services shall be performed by you from your home office located at your residence, namely 212 East 48th Street, Apartment 3C, New York, NY 10017.

7.
Emerson shall reimburse you for reasonable and necessary business expenses (Including transportation and lodging expenses) incurred by you in connection with the performance of the Consulting Services provided that (I) you obtain advance written permission to incur the expense from the CEO or the CEO’s nominee, and (II) promptly submit reasonable documentation substantiating such expenses. Notwithstanding the foregoing, it is understood and agreed that Emerson shall not be responsible for any costs incurred by you in traveling occasionally to Emerson’s offices in New Jersey during the Consulting Period.

8.
You shall keep and maintain all records regarding the Consulting Services for not less than seven (7) years following the termination of this Agreement and shall provide to Emerson, upon request, all reports regarding the Consulting Services, in the time frame and form requested by Emerson. You shall permit Emerson or an authorized Emerson representative, upon telephone notice and at no charge to Emerson, to inspect books and records relating to the Consulting Services.

9.
During the Consulting Period, for all Consulting Services rendered by you under this Agreement, you shall earn consulting fees (the “Consulting Fees”) at the rate of Ten Thousand Four Hundred Sixteen and 67/100 United States Dollars (USD $10,416.67) per month (prorated for partial months). You shall be required to maintain and submit to Emerson monthly invoices with respect to the Consulting Services in the manner requested from time to time by the CEO (or the CEO’s nominee). The Consulting Fees shall be payable to you in arrears on a monthly basis, within twenty (20) days following Emerson’s receipt of your monthly invoice. All Consulting Fees shall be payable without deduction for federal income, social security or state or local income taxes.

10.
Upon the expiration or earlier termination of this Agreement in accordance with Section 4, Emerson’s sole obligation to you under this Agreement or otherwise shall be to pay to you any Consulting Fees that were earned (but not yet paid) by you through the date of such expiration or earlier termination and reimburse you for expenses incurred by you through the date of such expiration or earlier termination in accordance with (and subject to) Section 7 above (collectively, the “Accrued Obligations”). Notwithstanding the foregoing, in the event that Emerson terminates this Agreement and the Consulting Period prior to December 3, 2010 and such termination is other than as a result of the occurrence of any of the events set forth in clauses (f), (k) (Inclusive) of the second sentence of Section 4 above, then. In addition to the Accrued Obligations, Emerson also shall pay to you an amount equal to (A) the sum of (i) $62,500, and (ii) the costs incurred by you (or that will otherwise become due and payable by you) with respect to continuing health and dental insurance coverage for you and your dependents under COBRA through December 3, 2010, less (B) the Consulting Fees earned by you through the effective date of termination of this Agreement and the Consulting Period. Upon the expiration or earlier termination of this Agreement and the Consulting Period, you shall promptly return to Emerson all Confidential Information (as defined below), and any and all reports, documents, catalogs, literature, materials and tangible property supplied by, or belonging to Emerson, or created during the performance of, or relating to, the Consulting Services.

Emerson Radio Consumer Products Corp. 85 Oxford Drive, Moonachie, NJ 07074 (973) 884-5800
11.
You acknowledge that (a) Emerson is the sole owner of all proprietary and intellectual property rights in any way related to the services that you provided in the past in your capacity as an employee or otherwise, or as part of any future Consulting Services, and (b) all information regarding such rights, Emerson or the Consulting Services, as well as any programs and codes resident on, or to be installed in, Emerson’s computers and networks, AS400 and all other Emerson information including, but not limited to, any computers, programs, pricing, customers, vendors, accounting, boat systems, imports, payables, receivables, models, sales and finance modules and data, is confidential (hereafter “Confidential Information”) and shall (a) not be disclosed by you to any third parties, (b) be used by you solely to the extent required to perform the Consulting Services, and (c) not be used to the detriment of Emerson. You agree to keep confidential, respect and protect the Confidential Information.

12.
During the Consulting Period, you shall not, directly or indirectly, (a) anywhere in the world, either directly or indirectly, whether alone or as an owner, shareholder, partner, member, joint venturer, officer, director, consultant, independent contractor, agent, employee or otherwise of any company or other business enterprise, assist in, engage in or otherwise be connected to or benefit from any business competitive with that of Emerson, (ii) contact, communicate, solicit, transact business with or perform services for (or assist any third party in contacting, communicating, soliciting, transacting business with or performing any services for) any person or entity that is or was (at any time within 12 months prior to the contact, communication, solicitation, transaction of business, or performance of services), a customer or supplier (or prospective customer or supplier being actively solicited) of Emerson, provided that you knew (or reasonably should have known) that such person or entity was a customer, supplier, prospective customer or prospective supplier, or (iii) engage in any activities that conflict with the interests of (or give the appearance of conflicting with the interests of) Emerson. In addition, during the Consulting Period and for one (1) year after the expiration or earlier termination of this Agreement, you shall not, (a) directly or indirectly, solicit, recruit, hire, engage or refer (or assist any third party in soliciting, recruiting, hiring, engaging or referring) any person or entity who or which either is, or during the twelve (12) months immediately preceding the termination of this Agreement was, an employee, agent, consultant or independent contractor or Emerson; or (b) interfere with, disrupt, or attempt to interfere with or disrupt, the relationships, contractual or otherwise, between Emerson and any of its independent contractors, agents or employees. Notwithstanding the foregoing, in the event that Emerson terminates this Agreement and the Consulting Period prior to December 3, 2010 and such termination is other than as a result of the occurrence of any of the events set forth in clauses (f)-(k) (inclusive) of the second sentence of Section 4 above, you shall not be bound by the post termination restrictions set forth in the preceding sentence; provided, however, nothing shall limit your obligation to continue to comply with the Surviving Employment Agreement Provisions and the Covenants Agreement.

13.
You warrant that the performance of the Consulting Services by you shall be in accordance with generally applicable standards in the industry and you shall comply with all applicable laws, rules and regulations. You further represent and warrant that the performance of the Consulting Services will not result in the violation of, or in any way infringe upon, the rights of Emerson or any third parties, including such parties’ property, contractual, employment, trade secret, proprietary and non-disclosure rights, or any trademarks, copyrights or patent rights and you further warrant and represent that you have the right to execute and perform the Consulting Services hereunder without causing any breach of any agreement.

Emerson Radio Consumer Products Corp. 85 Oxford Drive, Moonachie, NJ 07074 (973) 884-5800
14.
(A) You shall Indemnify, defend and hold Emerson, its affiliates and subsidiaries, and each of their respective officers, directors, shareholders, members, partners, employees and agents (the “Indemnified Parties”) harmless from and against any and all demands, claims, damages, losses, costs and expenses arising out of or resulting from your gross negligence or without misconduct in the performance of the Consulting Services and any material breech of this Agreement (Including reasonable costs, fees of attorneys, accountants and expert witnesses). No settlement shall be made without Emerson’s prior written consent.

(B) Emerson shall Indemnify, defend and hold you harmless from and against any and all demands, claims, damages, losses, costs and expenses (including reasonable costs, fees of attorneys, accountants and expert witnesses) in connection with any action, claim or other proceeding brought against you (other than any action, claim or other proceeding brought by or in the right of Emerson) arising out of your engagement as a consultant under this Agreement or your performance of the Consulting Services under this Agreement; provided however, Emerson shall have no obligation to you under this Section 14(B) if such action, claim or other proceeding arises out of your willful misconduct or gross negligence in the performance of the Consulting Services or material breach of your obligations under this Agreement. No settlement shall be made without your prior written consent.
15
With the exception of damages arising out of your willful misconduct or gross negligence or the breach of your obligations under the Surviving Employment Agreement Provisions, the Covenants Agreement or Section 12 of this Agreement, your aggregate liability to Emerson for damages arising out of a breach of your obligations under this Agreement or your performance of the Consulting Services shall be limited to the amounts paid to you by Emerson pursuant to this Agreement.

16.
It is expressly understood and agreed that you are acting solely as an independent contractor in performing the Consulting Services. Neither party to this Agreement has any authority to bind or commit the other nor will either party’s acts or omissions be deemed the acts of the other. Emerson shall carry no workers’ compensation insurance or any health or accident insurance to cover you. Emerson shall not pay any contributions to Social Security, unemployment insurance, federal or state withholding taxes, or provide any other contributions or benefits which might be expected in an employer-employee relationship and you expressly waive any right to such participation or coverage. By accepting the Agreement, you agree that you shall make such contributions, obtain workers’ compensation insurance and pay applicable taxes and, without limitation of Section 14 above, you hereby indentitify and hold harmless the Indemnified Parties in the event of your failure to do so.

17.
By accepting this Agreement, you acknowledge that (a) the Employment Agreement and your employment with Emerson terminated on September 3, 2010, (b) your obligations under Section 5 of the Employment Agreement captioned “Confidential Information” (the “Surviving Employment Agreement Provisions”) and your obligations under the Employee Covenants Agreement that you signed (the “Covenants Agreement”) survive the termination of the Employment Agreement and the termination of your employment, and (c) Emerson has fully satisfied all of its obligations to you with respect to your employment (whether under the Employment Agreement or otherwise). However, nothing in this Agreement is intended to limit your rights (a) to seek indemnification under applicable law (including the General Corporation Law of the State of Delaware), Emerson’s Certificate of incorporation, Emerson’s Bylaws and any other agreement between Emerson and you, (b) under the 2004 Non-Employee Outside Director Stock Option Plan (the “Plan”) with respect to options to purchase shares of Emerson’s common stock previously granted to you under the Plan that are vested as of September 3, 2010 (c) under Emerson’s 401(k) Plan, or (d) or under COBRA.

18.
This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by the laws of the State of New Jersey, without reference to office of law rules. With respect to any and all actions arising out of this Agreement, the Consulting Services or the termination thereof, the parties irrevocably consent to the exclusive jurisdiction of the state and federal courts of the State of New Jersey. However, nothing herein shall preclude Emerson’s right to make application for, and seek enforcement of, injective or other equitable relief in any court having jurisdiction.

Emerson Radio Cunsumer Products Corp. 85 Oxford Drive, Moonachie, NJ 07074 (973) 884-5800
19.
All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given (i) on the date delivered if personally delivered, (ii) upon receipt by the receiving party of any notice sent by registered or certified mail (first-class mail, postage pre-paid, return receipt requested), or (iii) on the date targeted for delivery if delivered by nationally recognized overnight courier or similar courier service, addressed in the case of (x) notices to you, to 212 East 48th Street, Apartment 3C, New York, NY 10017, and (y) to Emerson, to 85 Oxford Drive, Moonachie, NJ 07074 (Attn: CEO). Any party may notify the other party in writing of a change in address by giving notice in the manner provided in this Section 18. Service of process in connection with any suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.

20.
This Agreement is personal to you and you shall not assign or sub-contract the whole or any part of this Agreement, the performance of the Consulting Services, or your duties hereunder without Emerson’s prior written consent in each instance.

21.
This Agreement sets for the entire understanding of the parties and may not be modified, amended or changed, and no provisions may be waived, except in a writing signed by the party to be bound. This Agreement supersedes any and all other agreements between you and Emerson with respect to the matters set forth herein.

22.
This Agreement and the rights and obligations hereunder do not and shall not confer any rights to any third parties and no third parties shall have any rights under this Agreement. All remedies available to either party for breach of this Agreement are cumulative and may be exercised concurrently or separately. The exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies. If any provision is held to be unenforceable by a court of competent jurisdiction as written, then such provision shall be deemed limited and restricted to the extent that the court shall deem the provision to be enforceable. If any provision of this Agreement shall to any extent be finally held to be prohibited, invalid or unenforceable in any jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect, and any such prohibition, invalidation or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

23.	The rights and obligations set forth in this Agreement which by their nature are intended to survive the termination of this Agreement, shall survive the termination of this Agreement.

Emerson Radio Cunsumer Products Corp. 85 Oxford Drive, Moonachie, NJ 07074 (973) 884-5800
This Agreement is first being forwarded to you for review. If acceptable, please acknowledge your agreement to the terms as set forth above by signing and returning a copy of this letter to Emerson, to the attention of Kristy Koller, Human Resource Manager. This Agreement shall not become effective or be binding upon Emerson until signed by a duly authorized officer of Emerson.
Sincerely,
EMERSON RADIO CORP.

By:	/s/ Adrian Ma		3 September 2010

	Name:	Adrian Ma	Date:
	Title:	Chief Executive Officer
Accepted and Agreed:

By:	/s/ Greenfield Pitts		3 Sept. 2010

	Name:	Greenfield Pitts	Date: